Exhibit 99.2

Healthcare Trust, Inc. (NASDAQ:HTIA) Q3 2021 Earnings Webcast

Opening – Louisa Quarto

Welcome to the third quarter 2021 Healthcare Trust, Inc., or HTI, webcast. All participants will be in listen-only mode.

Please note, this event is being recorded. Also note that certain statements and assumptions in this webcast presentation which are not historical facts will be forward-looking and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements are subject to certain assumptions and risk factors which could cause the Company’s actual results to differ materially from the forward-looking statements. We refer all of you to our SEC filings including the Form 10-K for the year ended December 31, 2020, filed on March 30, 2021, and all other SEC filings after that date for a more detailed discussion of the risk factors that could cause these differences.

During today's call, we will discuss non-GAAP financial measures of HTI. These measures should not be considered in isolation or as a substitute for the financial results prepared in accordance with GAAP. The Company has provided a reconciliation of these measures to the most directly comparable GAAP measure as part of the third quarter 2021 investor presentation for HTI and part of the Quarterly Report on Form 10-Q for HTI for the quarter ended September 30, 2021 (both available on HTI’s website at www.healthcaretrustinc.com).

You may submit questions during today’s webcast by typing them in the box in the lower right of the screen and a member of our investor relations group will follow-up to answer questions directly after the presentation. Also, please note that later today a copy of the presentation and replay of the webcast will be available on the company’s website.

I would now like to turn the call over to Michael Weil, Chief Executive Officer. Please go ahead Mike.

Opening Script

HTI Webinar Script

Slide 2: Company Overview – (Mike Weil)

Thanks Louisa and thank you all for joining us today. The third quarter continued recent trends of resilient performance, growth through acquisitions, and counteracting the adverse impacts of the Covid-19 pandemic. In the third quarter, we closed on over $100 million of acquisitions that, combined with previously closed and pipeline acquisitions, will total over $160 million at a 7.7% weighted-average cap rate. Compared to 2020, we expect to invest nearly 50% more into acquisitions during 2021, based on contract purchase price. Our growth through acquisitions is supplemented by our leasing efforts, where we currently have a forward leasing pipeline of over 12,000 square feet. If all these agreements commence, we expect medical office building and triple-net portfolio occupancy will increase to 91.8%. The third quarter also marked the second quarter in a row of SHOP occupancy increases and growth in Net Operating Income in our MOB portfolio over the comparable quarter of 2020.

Our investment strategy remains anchored in our belief that the aging US population will need high-quality senior housing options for many years to come and that medical office buildings will remain a vital part of the US healthcare system. We’ve diligently constructed a $2.6 billion portfolio of high-quality assets primarily within these two segments to capitalize on this dynamic and the observable strong demographic tailwinds. At the end of the third quarter, these two segments represented 91% of HTI’s net operating income, with the balance coming from triple net leased healthcare facilities.

Our continued execution on corporate initiatives, including external accretive acquisitions and dispositions, internal growth from leasing available space to high-quality tenants and property level operations and financial flexibility continues to position HTI for a liquidity event when our board determines the time is right.

Slide 3: Third Quarter Cash Rent Collection

Our diligent acquisitions underwriting process and strong underlying tenant fundamentals have been major contributors to our collection of approximately 100% of the original Cash Rent due in both our MOB and Triple Net segments for each of the last five quarters, as well as nearly 100% for the full year 2020 and year to date 2021. We expect this trend to continue through the remainder of 2021 and note that all rent that was deferred in prior periods has now been collected.

As a reminder from previous quarters, cash rental payments in the SHOP portfolio are primarily paid for by residents through private payer insurance or directly, and, to a lesser extent, by government reimbursement programs such as Medicaid and Medicare. These cash rental payments are subject to timing differences; therefore, we haven’t provided detail on the collection amounts for our SHOP segment.

Slide 4: Portfolio Snapshot

As of September 30, 2021, HTI owned 201 properties, totaling approximately 9.3 million rentable square feet in 33 states. The portfolio consisted of 131 medical office buildings, 54 seniors housing operating properties, two land parcels, and 14 triple-net properties consisting of post-acute and skilled nursing facilities and hospitals.

At quarter end, our medical office building portfolio was 90.9% occupied with a weighted-average remaining lease term of 4.9 years, a 4% increase over last quarter. The SHOP portfolio was 74.8% occupied, a level that is a direct result of COVID-19, but up 1.6% from last quarter. We believe that SHOP occupancy will rebound as the effects of COVID abate. In anticipation of this rebound, we have invested nearly $8 million in capital expenditures year-to-date to enhance and improve the marketability of our SHOP assets. To accelerate occupancy recovery, we’ve provided enhanced lead generation activities and sales training to our operating partners and built upon our existing online digital lead strategy. At the same time, we have made website enhancements to be visible, attractive, and competitive to seniors and their families who are in the market for housing options. Our SHOP management team has been traveling extensively to conduct site visits at all of our properties to evaluate operations, provide leadership and support to local staff, and ensure our brand standards are being upheld across the portfolio.

The triple-net leased post-acute/skilled nursing properties were 100% occupied with a weighted-average remaining lease term of 6.1 years. We also own six hospitals which were 90.7% leased and had a weighted-average remaining lease term of 5.5 years at quarter end.

Slide 5: Dynamic Portfolio Fundamentals

As previously mentioned, we have diligently constructed a portfolio mix which features a significant focus on MOB and SHOP assets, as we believe these two segments have favorable long-term demographic tailwinds. As we grow the portfolio and deploy strategic leasing initiatives, we plan to continue emphasizing these property types within our acquisition and asset management strategies.

We’ve elected to focus on Medical Office Buildings due to the growing demand from tenants as the ever-evolving healthcare system in the US encourages medical professionals to consolidate practices and locate near hospital campuses. We believe that the steady occupancy rates and NOI in this segment of our portfolio, as well as our success collecting rent, validates continued investment as w’ve been doing this year.

Our focus on SHOP assets is supported by our belief in long-term demographic tailwinds, which we believe will result in pent-up demand for seniors housing. As members of the Baby Boomer generation begin to approach their 80’s, we believe that demand for high-quality, service-focused, and strategically located seniors housing facilities will continue to increase. Our SHOPs are also primarily “private pay” and not as dependent on the policies of government or insurance providers for rent payment. Finally, our dedicated SHOP team collaborates with our aligned operators to manage our assets with the goal of maximizing benefits to residents, operators, and to HTI.

We’ve worked diligently to construct a high-quality portfolio that is geographically well diversified across 33 states with only two states representing more than 10% of the total portfolio by square feet: Pennsylvania where we have a strong relationship with The University of Pittsburgh Medical Center, and Florida, where MOBs and seniors housing serve a large, retired population.

Slide 6: Strategic Partners

One of the most important aspects of a well-run healthcare real estate portfolio is the quality of the underlying tenants who occupy and operate the properties. Procuring well-respected brands and developing strong partnerships with them is a core focus of our asset management strategy in order to deliver superior long-term benefits for not only HTI, but for residents and practitioners who live and work at our properties.

In HTI’s MOB portfolio, we have tenants such as The University of Pittsburgh Medical Center, DaVita, Sentara, and Ascension. HTI’s SHOP operators have been consolidated to a high-quality roster including Jaybird Senior Living, Senior Lifestyle Corporation and Cedarhurst. As we’ve seen since the onset of the COVID-19 pandemic, the direct relationships we have developed with our tenants over time have become more valuable than ever as we work together to find solutions to unprecedented challenges across the country.

As we grow our portfolio, we continue to look for opportunities to add high-quality tenants to HTI’s MOB portfolio and to develop strong relationships with our current SHOP operators, who we trust to provide the best care for residents at our facilities.

Slide 7: Diligent Acquisitions

The third quarter was very active in terms of acquisitions, putting us on pace to complete accretive acquisitions in excess of $160 million for 2021 at a weighted-average cap rate of 7.7% and with 11.6 years of weighted-average remaining lease term. This pace is $50 million more than the amount completed in 2020 and nearly double our 2019 acquisitions. Annualized Straight-Line Base Rent for leases currently in place at properties acquired during 2021 is approximately $13 million with a weighted average lease term of approximately 12 years.

In the third quarter we closed on six MOB acquisitions for over $100 million and constructed a fourth quarter forward acquisition pipeline, as of November 15th, of $13.1 million comprised of three MOB properties at a weighted-average 7.5% cap rate. We believe we have a strong cash and liquidity position to continue diligently seeking accretive acquisitions at opportunistic cap rates.

Finally, before I turn it over to Jason, I’d like to address the announcement we made last week. As you’ve seen, Jason will be stepping down as CFO of HTI, but will remain with AR Global Investments, the parent of the Advisor to HTI. His resignation is not related to any disagreements or disputes with management or the Company. We simultaneously announced the appointment of Scott Lappetito as HTI’s new CFO, effective upon Jason’s departure. Scott previously served as Chief Accounting Officer of HTI. Scott has been with AR Global since 2016 and we’re extremely excited to bring him on board as HTI’s new CFO. Our deep bench of premier talent at AR Global is a testament to this successful transition and we’re excited to have Scott as the new CFO.

Jason, will you please take us through the financial results?

Slide 8: Conservative Leverage Profile– (Jason Doyle)

Thank you Mike, for the kind words. I know Scott will do a great job for HTI going forward.

This slide provides a snapshot of HTI’s capital structure at the end of the third quarter. Net leverage was 41% with net debt of approximately $1.1 billion, gross asset value of $2.6 billion and a weighted-average interest rate of 3.6%. We have no debt maturities until 2023.

Subsequent to the quarter end, we completed an $80 million Series B Preferred Stock Offering that received a BBB- investment grade rating from Egan Jones Rating Company, which we believe reflects the high quality and diversified nature of HTI’s portfolio

Slide 9 Resilient Performance

HTI remains committed to driving portfolio and earnings growth through a variety of factors including external growth through accretive acquisitions, internal growth through active portfolio management, lease up of available space to high-quality healthcare brands and capital structure improvements. Year-over-year, portfolio exposure to MOB and triple-net properties increased to 69% based on NOI, in part due to continued MOB acquisitions and opportunistic SHOP dispositions. Our forward leasing pipeline continues to enhance our real estate portfolio with leading healthcare brands and increasing occupancy in the MOB and triple net portfolios as rent commences over time. Finally, we have already invested over 30% more in acquisitions during 2021 than we did in the full year 2020 and are expecting to end the year at over $160 million in acquisitions, and that’s nearly 50% more than last year.

I would now like to turn the call back to Mike for some color on the HTI team and some closing remarks.

Slide 10: Company Highlights – (Mike Weil)

Thanks Jason.

We continue to position HTI for a liquidity event and continued earnings growth by diligently constructing a high-quality portfolio through accretive acquisitions, an asset management platform focused on driving strong operational outperformance and generating leasing activity with leading healthcare brands. Our fourth quarter forward leasing pipeline is expected to increase MOB and triple-net Occupancy to 91.8% from 91.5% at the end of the third quarter. Year-over-year we’ve grown portfolio exposure to MOB and triple-net assets, which have proven to be a particularly strong segment through the Covid-19 pandemic. On the financial side, our underwriting and proactive asset management continues to result in nearly complete rent collection in the MOB and triple-net segments of our portfolio while we maintain moderate leverage and financial flexibility.

Our management team is the key to both ongoing performance and an eventual liquidity event based on management’s significant experience with public REITs and the healthcare industry.

Slide 11: Experienced Leadership Team

We believe we have the right team in place to execute our strategy to drive long-term value for HTI shareholders.

On the MOB real estate side, David Ruggiero and his team bring over 20 years of experience to HTI’s advisor, evaluating and negotiating hundreds of potential transactions per year while adhering to our strict investment guidelines and underwriting standards. Trent Taylor is our portfolio asset manager and ensures that our existing properties are leased, performing as expected and that our tenants’ needs are being met by local property managers.

Our team’s collective experience and excellent relationships with our tenants contributed to our ability to execute on such a significant quarter of acquisitions and build a pipeline for the rest of this year, while also growing MOB and triple-net occupancy through new and renewed leases.

Slide 12: Dedicated SHOP Team

Supplementing HTI’s leadership team, John Rimbach and his team are dedicated to managing our SHOP Portfolio.

In 2018, HTI made a significant commitment to the SHOP segment of our portfolio and brought John and other key operating personnel from WESTLiving to HTI’s advisor to manage our SHOP properties. John’s team has extensive experience in the Seniors Housing space and has already made significant improvements to this segment of our portfolio, both operationally and through advising on potential real estate acquisitions and dispositions.

The last two years have required our SHOP team to work tirelessly to create a safe environment for our residents that balanced providing care, meeting ever-changing regulations related to COVID-19 and safely operating a business with thousands of employees. A second consecutive quarter of occupancy increases in the SHOP portfolio is evidence that their work with our operators is beginning to pay off, and we believe the initiatives this team has led to increase the marketability of our properties will continue to generate results in the future.

Slide 13: Strong Corporate Governance

HTI has an engaged board of directors, led by non-exec chair Leslie Michelson. Also serving on HTI’s board are Lee Elman, former Governor of Pennsylvania Ed Rendell, Elizabeth Tuppeny and B.J. Penn. The board is comprised of a majority of independent directors, including an audit committee and a nominating and corporate governance committee made up of only independent directors. In addition to their distinguished careers, several of our board members currently or formerly have served on boards of publicly traded REITs.

Closing Statements – (Mike Weil)

As we close today’s call I want to reiterate the significant volume of acquisitions we’ve completed this quarter, which, combined with earlier acquisitions and fourth quarter pipeline, are expected to exceed $160 million for the year. We expect full-year 2021 acquisitions to be nearly 50% more than last year and double what we closed in 2019 to increase annualized straight-line rent in the portfolio by approximately $13 million. We continued to see strong performance in our MOB portfolio and are encouraged by increased occupancy in our SHOP portfolio, which is well-positioned to continue increasing while our team is laying the foundation for long-term growth in this segment. Finally, I’d like to thank Jason for his work at HTI this year. We’re excited for him to continue his CFO role at American Finance Trust, Inc. and for the simultaneous promotion of Scott Lappetito to the role of HTI’s CFO after his years with the company, most recently as Chief Accounting Officer. Our focus remains on the future, and positioning HTI for an eventual liquidity event. Thank you for joining us today and thank you for your continued support of HTI.

Operator Closes the Call

The conference has now concluded. If you have submitted questions during today’s webcast, a member of our investor relations group will follow-up to answer your questions. Also, please note that a copy of the presentation and replay of this webcast will be available on the company’s website at www.healthcaretrustinc.com. Thank you for attending today’s presentation. You may now disconnect.